Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-161379

$500,000,000

3.875% First and Refunding Mortgage Bonds, Series 2011A,

Due 2021

SUMMARY OF TERMS

Security:	3.875% First and Refunding Mortgage Bonds, Series 2011A, Due 2021

Issuer:	Southern California Edison Company

Principal Amount:	$500,000,000

Ratings of Securities:	A1 / A / A+ (Moody’s / S&P/ Fitch) Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Trade Date:	May 12, 2011

Settlement Date:	May 17, 2011

Maturity:	June 1, 2021

Benchmark US Treasury:	3.625% February 15, 2021

Benchmark US Treasury Yield:	3.195%

Spread to Benchmark US Treasury:	T+75

Reoffer Yield:	3.945%

Coupon:	3.875%

Coupon Payment Dates:	June 1 and December 1

First Coupon Payment Date:	December 1, 2011

Public Offering Price:	99.423

Optional Redemption:	Callable at any time prior to March 1, 2021, in whole or in part, at a “make whole” premium of T+15 bps. At any time on or after March 1, 2021, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400 FR9 / US842400FR96

Joint Book-running Managers:	Blaylock Robert Van, LLC (“Blaylock Robert Van”) Credit Suisse Securities (USA) LLC (“Credit Suisse”) RBS Securities Inc. (“RBS”) BNY Mellon Capital Markets, LLC Guzman & Company

Co-managers:	Great Pacific Fixed Income Securities, Inc. Mitsubishi UFJ Securities (USA), Inc. Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-212-715-6600 for Blaylock Robert Van, by calling 1-800-221-1037 for Credit Suisse or by calling 1-866-884-2071 for RBS.